Exhibit 19.1

BIT DIGITAL, INC.

INSIDER TRADING POLICY

Policy Statement: All, directors, officers and employees (collectively, “Insiders”) of Bit Digital, Inc. (the “Company”) are prohibited from buying and selling securities of the Company and, and advising others who may buy or sell securities of the Company, when such persons are in possession of material, nonpublic information regarding the Company or any of its subsidiaries; provided, however, Insiders may purchase or sell securities of the Company if such purchase or sale is made pursuant to a pre-arranged trading plan executed by the Insider at a time when not in possession of material, nonpublic information regarding the Company pursuant to Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

This policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers, employees and persons with consulting agreements with the Company and the second part provides for procedures for pre-clearance for all transactions by all Insiders when not in possession of material non-public information and further provides special additional trading restrictions to all (i) directors of the Company, (ii) executive officers of the Company and (iii) officers and managers of the Company and its subsidiaries listed on Appendix A ((i), (ii) and (iii) are collectively referred to as “Covered Persons”).

PART I

1.	Applicability

Part I of this policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company. This Policy applies to all employees and consultants of the Company and its subsidiaries, all officers of the Company and its subsidiaries and all members of the Company’s Board of Directors.

General

The U.S. federal securities laws prohibit (i) trading in securities on the basis of material, non-public information and (ii) revealing such information to others who then act upon it. These restrictions, apply to all transactions in publicly traded securities in all markets (including U.S. and foreign markets). They apply to transactions effected, directly or indirectly, by you or any member of your immediate family or household. They also apply to transactions through accounts over which you or a member of your immediate family or household has trading discretion or influence. There are severe criminal penalties for violations of these rules.

What is “Inside” Information?

“Inside” information includes anything you become aware of because of your special relationship with the company as an officer, director or employee of the Company, which has not been disclosed to the public. The information may be about the Company or any of its subsidiaries or other affiliates. It may also include information you learn about another company, for example, companies that are current or prospective customers or suppliers to the Company or any of its subsidiaries or with which the Company or any of its subsidiaries may be in negotiations regarding a potential transaction.

What is “Material” Information?

Trading in securities while in possession of “inside” information is not a basis for liability unless the information is “material.” Information is material if there is a substantial likelihood that a reasonable investor would think such information important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either positive or negative information may be material. Information can be material even if it relates to future speculative or contingent events and even if it is significant only when considered in combination with publicly available information. If you are unsure whether information is material, assume it is material.

Although there is no precise, generally accepted definition of materiality, some examples of material information include, but are not limited to:

▪	Earnings or sales results or forecasts for the quarter or the year;

▪	Company financial problems including, but not limited to, liquidity problems, significant write-downs in assets or increases in reserves, borrowings not in the ordinary course;

▪	developments regarding significant litigation or government agency investigations;

▪	major changes in management;

▪	estimates of future earnings or losses;

▪	events that could result in restating financial information;

▪	significant disputes with major suppliers or customers;

▪	proposals, plans or agreement involving public or private offerings of debt or common stock;

▪	changes in dividend policies;

▪	declaring a stock split;

▪	a stock or bond offering; or

▪	winning or losing a large contract.

“Inside” information could be material because of its expected effect on the price of the Company’s stock, the stock of another company not related to the Company, or the stock of several such companies. In addition, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in the Company stock, but restrictions on trading in the stock of such other companies affected by the “inside” information.

If you are unsure whether information is material, you should consult the Company’s Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

What is “Non-public” Information?

In order for information to qualify as “inside” information, it must not only be “material,” it must also be “non-public.” Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement [i.e., in a publicly accessible conference call, a press release or in filings made with the Securities and Exchange Commission (“SEC”)], and people have had an opportunity to see or hear it. The circulation of rumors or “talks on the street,” even if accurate, widespread and reported in the media, does not constitute public disclosure. Similarly, only disclosing part of the information does not constitute public dissemination. So long as any material portion of the information has yet to be publicly disclosed, the information is deemed “non-public” and may not be misused. Therefore, you should not buy or sell stocks or other securities before the public announcement of material information.

The Company does not consider quarterly and annual earning results “public” until the second full business day after a press release has been issued. Similarly, other material information will not be considered public until the second full business day after the public release of such information.

Prohibition Against Trading While in Possession of Material, Non-Public Information

You may not purchase or sell stocks or other securities of the Company or of any other company when you are aware of any material, non-public information about that company, no matter how you learned the information. You also must not “tip” or otherwise give material, non-public information to anyone, including people in your immediate family, friends or anyone acting for you (such as a stockbroker).

What Are the Penalties for Insider Trading?

In 1988, Congress passed the Insider Trading and Securities Fraud Enforcement Act of 1988, providing for increased criminal penalties for persons engaged in insider trading. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material, non-public information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material, non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided.

The consequences of an insider trading violation can be devastating, and can ruin both your professional and personal life. The SEC researches any suspicious trading and does not care if you are trading 10,000 shares or 10 shares. No executive officer, director or employee is exempt from an SEC investigation and penalties (i.e., jail sentence of up to 10 years, return of profits, fines, etc.). A person can be subject to penalties even if he or she does not personally benefit from the violation (i.e., if the violation only involved passing the information to someone else, called a “tippee”). In addition, a violation of these insider trading restrictions can be expected to result in serious disciplinary actions by the Company (i.e., termination).

How Can I Protect Material, Non-public Information?

Material, non-public information (and all other confidential information of the Company) should be communicated only to those people who need to know it for a legitimate business purpose and who are authorized to receive such information in connection with their responsibilities to the Company.

The following practices should be followed to help prevent the misuse of material, non-public information and other types of confidential information:

▪	Confidential matters should neither be discussed in the elevators or public corridors of our offices, or any other place where conversations may be overheard by people who do not have a valid need to know the information, nor should they be discussed with relatives or social acquaintances.

▪	Always put confidential documents away when not in use. Do not leave documents containing confidential information where they may be seen by persons who do not need to know the content of the documents.

▪	Do not give your computer IDs and passwords to any other person.

▪	Comply with the specific terms of any confidentiality agreements of which you are aware.

▪	Message boards and chat rooms have not been deemed approved vehicles for disclosure by the SEC and other regulatory trading organizations, so it is imperative that all Company personnel refrain from posting information on message boards or chat rooms. Any information that could be considered material news (i.e., news that could be reasonably interpreted to cause an investor to buy or sell stock) that is posted on the Internet could trigger a lawsuit. A special unit of the SEC monitors online fraud, and has brought several dozen enforcement cases. Employees should be aware that they also should refrain from posting any information on message boards related to the Company’s peers, partners or competitors, and from participating in any chat rooms, especially on Company time.

▪	All requests for information about the Company should be routed through investor relations, to be handled as appropriate. The SEC’s Regulation FD prohibits selective disclosure of material, non-public information to securities market professionals and investors who may trade on the basis of such information. Accordingly, please contact an officer of the Company for the appropriate investor relations contact.

PART II

Part II of this Insider Trading Policy imposes special trading restrictions for all Insiders, as well as additional requirements for directors and executive officers, who are subject to additional legal requirements (such as Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) and extra public scrutiny as a result of their positions with the Company. In addition, certain employees, by virtue of their positions with the Company, may be more likely than others to possess material, non-public information, such as employees in the accounting, finance, legal, investor relations departments. A company should consider which officers and other employees fall within this group and should be deemed Covered Persons, subject to these additional restrictions. All Company personnel deemed to be Covered Persons should be listed on a separate page, maintained by the Company (refer to Appendix A in a separate document for details).

Pre-Clearance Policy for Trading

While Not in Possession of Material, Non-Public Information

All persons may not trade at any time, without prior clearance. Before trading in the Company stock, you must contact the Company’s Compliance Officer, currently Erke Huang, CFO, at (347) 328-3680 to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated trade. It will be the Company’s policy, however, to inform all Covered Persons as to any restricted period. “Trading” includes not only purchases and sales of stock, but also acquisitions and dispositions of equity derivative securities and stock swap agreements, the exercise of certain options, warrants, puts and calls, etc.

Restricted trading periods are periods designated by the Company as times in which you may not trade in the Company stock regardless of your actual possession or non-possession of material, non-public information. Exceptions to this prohibition will be considered for emergency reasons by the Company. These restricted trading periods are instituted by the Company for a variety of reasons. One such restricted trading period is instituted prior to the Company releasing its quarterly results. This restricted trading period begins on the 5th day from the end of the last month of every calendar quarter and lasts until 48 hours after the Company releases its results for the completed quarter.

The Company should be aware of complications that may arise from the timing of blackout periods between the fourth quarter of one year and the first quarter of next year because of the timing of when annual financial results for the completed year and financial results for the first quarter of the next year are released. From time to time, other types of material, non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material, non-public information is pending, the Company may impose special black-out periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

If, upon requesting clearance, you are advised that Company stock may be traded, you may buy or sell the stock within three (3) business days after clearance is granted, but only if you are not otherwise in possession of material, non-public information. If for any reason the trade is not completed within three (3) business days, pre-clearance must be obtained again before stock may be traded.

If, upon requesting clearance, you are advised that Company stock may not be traded, you may not engage in any trade of any type under any circumstances, nor may you inform anyone of the restriction. You may reapply for pre-clearance at a later date when trading restrictions may no longer be applicable. In sum, it is critical that you obtain pre-clearance of any trading to prevent both inadvertent Section 16(b) and insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an officer or director engages in a trade while unaware of a pending major development).

Pre-clearance of Securities Transactions

(a) Because Covered Persons are likely to obtain material, non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II above, without first pre-clearing all transactions in the Company’s securities.

(b) Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an approved 10b5-1 Plan. With respect to any purchase or sale under an approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

What If I Have Any Questions About Insider Trading Restrictions?

Insiders of the Company should at all times avoid even the appearance of impropriety with respect to trading in the Company stock or the securities of any of the companies with whom the Company or its subsidiaries does business. When there is any questions as to a potential application of insider trading laws or any other restrictions on insider trading or if you know of a suspected violation of these laws, please contact our Securities Counsel, Davidoff Hutcher & Citron LLP, Elliot H. Lutzker at (646) 428-3210.

Pre-Clearance Policy for Rule 10b5-1 Plans

Notwithstanding the prohibition against insider trading, Rule 10b5-1 under the Exchange Act and the Company’s policy permit Insiders to trade in Company securities regardless of their awareness of “inside” information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the Insider was not in possession of material, non-public information. Directors or officers who are considered to almost always be in possession of material, non-public information and may, for financial or estate planning purposes (or other liquidity purposes) need the flexibility to sell securities without waiting are likely to enter into a Rule 10b5-1 plan. Using a Rule 10b5-1 plan, they can sell their securities without having to wait for a trading window or pre-clearance to trade and without concern for any insider trading liability. Often the director or officer goes to his financial advisor or broker for a Rule 10b5-1 plan, and the Compliance Officer must approve the Form of Rule 10b5-1 plan before the director or officer can enter into it and rely on the plan for trading. You may not implement a trading plan under Rule 10b5-1 at any time, without prior clearance. Before entering into a trading plan you must contact our Compliance Officer, currently Erke Huang, CFO, at (347) 328-3680 to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated plan. You may only enter into a trading plan when you are not in possession of material, non-public information. In addition, you may not enter into a trading plan during a pension fund blackout period. Once a trading plan is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts.

ACKNOWLEDGMENT AND CERTIFICATION

Certifications

This is a practical provision. Each Covered Person must certify that he or she has read the Insider Trading Policy and therefore cannot later claim ignorance if there is a violation of the policy. The Compliance Officer should ensure that each new officer, director and employee that becomes a Covered Person receives a copy of the Insider Trading Policy and delivers this certification. In addition, if the Insider Trading Policy is later amended, the Compliance Officer should recirculate the amended policy to all Covered Persons and obtain new acknowledgements and certifications.

The compliance Officer should keep all of these certifications on file.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

(Signature)

(Please print name)

Date: